EXHIBIT 99.1

Otelco Reports Second Quarter 2020 Financial and Operational Results

ONEONTA, Ala., Aug. 04, 2020 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ: OTEL) (“Otelco” or the “Company”), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced operational and financial results for its second quarter ended June 30, 2020. Key operational and financial highlights for Otelco include:

  Total revenues of $15.5 million for second quarter 2020.
  Operating income of $2.8 million for second quarter 2020.
  Net income of $1.4 million for second quarter 2020.
  Consolidated EBITDA (as defined below) of $5.0 million for second quarter 2020.
  Scheduled principal payments of $1.1 million in second quarter 2020 reduced debt to $68.0 million at the end of second quarter 2020.

SECOND QUARTER 2020 RESULTS
The Company continued to execute on its strategy of fiber deployment and data speed enhancement in second quarter 2020. Revenues for second quarter 2020 declined $0.2 million, or 1.2%, from second quarter 2019, primarily from a reduction in voice services and access fees, partially offset by increases in internet, transport services, video and security and managed services. Cost of services decreased by $0.2 million, or 2.6%, from second quarter 2019. Selling, general and administrative expense, excluding $0.7 million in Board project expenses related to Oak Hill Capital’s (“Oak Hill”) plan to acquire the Company (see details below), was unchanged from second quarter 2019. Interest expense declined $0.4 million reflecting lower interest rates and the reduction in principal outstanding under the Company’s credit agreement. Other income increased $0.1 million, reflecting the sale of unused land in Vermont. Net income was $1.4 million in second quarter 2020, compared to $1.7 million in second quarter 2019. The Company invested $2.2 million in its network and operations during second quarter 2020. Consolidated EBITDA was $5.0 million for second quarter 2020, compared to $5.7 million for the same period in the previous year. Excluding the Board project expense, Consolidated EBITDA was $5.7 million for second quarter 2020. The ratio of debt, net of cash, to Consolidated EBITDA was 2.65, reflecting the scheduled payments made on the debt. Basic net income per share was $0.42 for second quarter 2020, compared to $0.50 per share in the same period of 2019.

COVID-19 UPDATE
A novel strain of coronavirus (COVID-19) was first identified in December 2019, and subsequently declared a global pandemic by the World Health Organization on March 11, 2020. Otelco has closely monitored developments in the states it serves and taken the necessary steps to mitigate the potential risks related to the COVID-19 pandemic to the Company, its employees and its customers. Otelco provides essential voice and data services to its customers. To protect its employees while continuing to provide the communications services needed by our customers, the Company adapted installation and repair service processes to limit customer contact and minimize employee contact with other employees.

As COVID-19 restrictions have been eased in some states, Otelco has begun having employees who have been working from home since March 2020 return to their normal work locations while continuing to empower the Company’s technicians to reschedule any in-person installation or repair if they determine that circumstances at the location present a health risk. During second quarter 2020, the Company saw an increase in customer calls for new and changed service, payment arrangements and for service troubles, a trend which has recently begun to return to more normal levels.

As a result of the measures implemented by the Company, no significant adverse impact on results of operations or its financial position at June 30, 2020, has occurred. While the Company is beginning to return to a new normal for operations, the full extent of the future impacts of COVID-19 on its operations is uncertain. An increase of COVID-19 cases in the Company’s service areas could have a material adverse impact on financial results and business operations of the Company, including the timing and ability of Company to collect accounts receivable and procure materials and services from its suppliers. As there is a return to more normal operations, the Company will continue to work with customers who have been affected by the coronavirus on payment strategies that avoid discontinuance of voice and data services while allowing for the Company to receive payment for services provided.

Commenting on these COVID-19 operational changes at Otelco, Richard Clark, President and Chief Executive Officer, stated “Otelco’s employees have successfully navigated the challenges presented by the coronavirus to serve our customers while protecting themselves and their families. The crisis does not appear to be over, but many of our communities are beginning the process of opening their local economies. We will adapt to balance service provision and safety as we return to a new normal, which is expected to continue to evolve for some time into the future.”

ALABAMA FIBER INSTALLATION SERVING CUSTOMERS; CABLE UPGRADE TO DOCSIS 3.1 TO BE COMPLETED IN FOURTH QUARTER 2020; VDSL UPGRADES FOR QUALIFYING CUSTOMERS
In June 2019, the Company announced plans to install 113 miles of additional fiber in Alabama by early 2020, focusing on the northern part of its territory in and around Arab, Alabama. All of the planned fiber is in service and marketing is underway to 4,167 Arab locations. Fiber-To-The-Premise (“FTTP”) provides up to one gigabit speed internet capability. Through June, 817 customers in the Arab market have upgraded their existing service or signed up for the new Lightwave fiber service. Equipment is being deployed in New England service territories to support higher speed VDSL service and standardize on the same platform that provides service in Alabama and Missouri locations.

In the southern part of its Alabama territory in and around Oneonta, Alabama, where Otelco is also the cable provider, work to upgrade its hybrid fiber coax network to DOCSIS 3.1 is ongoing. Upon completion of this project, Otelco expects that all its cable customers will also gain access to gigabit internet speeds, similar to speeds available over a FTTP network.

Both the VDSL upgrade project and DOCSIS 3.1 upgrade project have been affected by COVID-19. Travel restrictions and other precautions have limited resource availability to do hands-on work. While other project work took place during quarantine periods, the Company is now able to resume work on all fronts of these network enhancement projects.

The Company also continues to increase the speed of its Lightwave FTTP service and is now offering gigabit speeds in several of its FTTP communities in Maine, as well as in Oneonta, Alabama.  Lightwave Gigabit is being expanded throughout the Company’s FTTP service areas later this year, though this initiative has also experienced delays due to COVID-19 restrictions.

Commenting on these developments, Clark pointed out that the Company continues to increase the speed of its Lightwave FTTP service and looks forward to expanding its fiber network in 2021 using additional investment from Oak Hill (see details below). Clark said, “Our offer of gigabit speeds in several of our FTTP communities in Maine, as well as the FTTP network in Oneonta, Alabama, has been well received by our customers. While gigabit service is probably not necessary for most customers today, the higher speeds not available through standard DSL, but now available through our network improvements, allow customers to support multiple devices simultaneously as more work and study at home requirements are instituted. Our network is positioned to also provide for future increased requirements.”

NETWORK INVESTMENT
Otelco invested $12.4 million in 2019 to grow its fiber distribution network and improve its broadband capabilities.  The Company is connecting customers to the 268 new miles of fiber in its service territories and leveraging VDSL technology where deployed.  During 2020, the Company continues to invest in VDSL technology to meet or exceed its revised federal Alternative Connect America Model requirements while also standardizing on a single company-wide broadband access platform.  Network investment in 2020 also includes upgrading cable equipment to DOCSIS 3.1 and expanding availability of Gigabit service in the fiber footprint.

BALANCE SHEET
At the end of second quarter 2020, the Company reported cash of $8.5 million compared to $3.1 million at the end of 2019, including $3.0 million in Paycheck Protection Program loan proceeds received in April 2020. Total assets increased from $120.7 million at the end of 2019 to $126.6 million at June 30, 2020. During the first half of 2020, the Company invested $5.5 million in improving its network and operational capabilities, compared to $4.4 million during the same period in 2019. The Company’s leverage ratio (as defined in its credit agreement) of consolidated indebtedness to Consolidated EBITDA was 3.03 at the end of second quarter 2020, reflecting the use of additional cash generated from business operations to improve its network. Its ratio of debt, net of cash, to Consolidated EBITDA is 2.65. The interest rate margin on its loan will increase from 4.25% to 4.50% for 2020, while the current one-month LIBOR rate is projected to remain well below 1.0% for the balance of 2020.

SUMMARY
“Otelco’s employees have remained engaged in meeting our customer’s needs in the face of the risks and uncertainties brought on by the COVID-19 pandemic,” noted Clark. “New work routines and locations presented challenges for making and keeping commitments. Our dedicated team has delivered new high-speed fiber connections to our customers during the continuously changing governmental crisis guidance. By the end of 2020, we expect our projects to bring gigabit internet capability to more than 27% of our market, while increasing available speeds to 50 and 75 mbps to another 9% of our market with VDSL. When these projects are completed, approximately 21% of the Otelco market will have access to speeds ranging from 25 mbps to 75 mbps and 27% will have availability to gigabit speeds. Our objective is simple: improve service capabilities and add new customers to the Otelco family of companies. We are seeing strong signs that our investment in our broadband networks and delivering faster internet service to customers is increasing our internet revenue and slowing the rate of customer loss.”

OTELCO AGREES TO BE ACQUIRED BY OAK HILL CAPITAL
On July 27, 2020, Otelco announced that it has entered into a definitive agreement to be acquired by affiliates formed by Oak Hill, a private equity firm, for $11.75 per share in cash, or a total equity purchase price of $40.6 million. As part of the definitive agreement, Oak Hill will assume or refinance Otelco’s outstanding debt. The consideration represents a 43.3% premium to the unaffected share price of Otelco as of June 23rd, 2020, a 53.2% premium to the 20-Day Volume Weighted Average Price as of the same date, and a 58.1% premium to Otelco’s average daily closing stock price during second quarter 2020. The transaction is not subject to financing contingencies and is expected to close in the fourth quarter of 2020. The full press release and related SEC filing are available in the Investors section of the Company’s website at www.Otelco.com.

SECOND QUARTER 2020 EARNINGS CONFERENCE CALL
Otelco has scheduled a conference call, which will be broadcast live over the internet, on Wednesday, August 5, 2020, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (856) 344-9299 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.Otelco.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.Otelco.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 4356750.

Second Quarter 2020 Financial Summary
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Change
	2020	2019	Amount	Percent
Revenues	$15,468	$15,658	$(190)	(1.2)%
Operating income	$2,830	$3,708	$(878)	(23.7)%
Interest expense	$(987)	$(1,362)	$(375)	(27.5)%
Net income available to stockholders	$1,431	$1,716	$(285)	(16.6)%
Basic net income per share	$0.42	$0.50	$(0.08)	(16.0)%
Diluted net income per share	$0.42	$0.50	$(0.08)	(16.0)%

Consolidated EBITDA	$5,048	$5,676	$(628)	(11.1)%
Capital expenditures	$2,248	$2,905	$(657)	(22.6)%

	Six Months Ended June 30,		Change
	2020	2019	Amount	Percent
Revenues	$30,890	$31,413	$(523)	(1.7)%
Operating income	$6,135	$7,471	$(1,336)	(17.9)%
Interest expense	$(2,168)	$(2,729)	$(561)	(20.6)%
Net income	$3,649	$3,997	$(348)	(8.7)%
Net income per share	$1.07	$1.17	$(0.10)	(8.5)%
Diluted net income per share	$1.06	$1.16	$(0.10)	(8.6)%

Consolidated EBITDA	$11,146	$12,038	$(892)	(7.4)%
Capital expenditures	$5,498	$4,437	$1,061	23.9%

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. Otelco is among the top 20 largest local exchange carriers in the United States. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.Otelco.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking, including statements regarding the Company’s response to the COVID-19 pandemic, network upgrade plans and customer growth. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

OTELCO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)
(unaudited with the exception of December 31, 2019 being audited)

	June 30,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$8,463	$3,113
Accounts receivable:
Due from subscribers, net of allowance for doubtful accounts of $110 and $209, respectively	4,048	3,908
Other	1,915	1,905
Materials and supplies	3,816	3,954
Prepaid expenses	1,173	1,624
Other assets	224	251
Total current assets	19,639	14,755

Property and equipment, net	58,888	57,284
Goodwill	44,976	44,976
Intangible assets, net	340	530
Operating lease right-of-use asset	1,159	1,146
Investments	1,464	1,477
Other assets	124	577
Total assets	$126,590	$120,745

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,695	$1,525
Accrued expenses	6,088	4,861
Advance billings and payments	1,606	1,618
Customer deposits	31	44
Current operating lease liability	357	296
Current maturity of long-term notes payable, net of debt issuance cost	3,864	3,929
Total current liabilities	13,641	12,273

Deferred income taxes	21,521	21,521
Advance billings and payments	2,050	2,157
Other liabilities	4	12
Long-term operating lease liability	802	850
PPP notes payable	2,975	-
Long-term notes payable, less current maturities and debt issuance cost	63,104	65,172
Total liabilities	104,097	101,985

Stockholders' equity
Class A Common Stock, $.01 par value-authorized 10,000,000 shares; issued and outstanding 3,421,794 and 3,412,805 shares, respectively	34	34
Additional paid in capital	4,359	4,275
Retained earnings	18,100	14,451
Total stockholders' equity	22,493	18,760
Total liabilities and stockholders' equity	$126,590	$120,745

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenues	$15,468	$15,658	$30,890	$31,413

Operating expenses
Cost of services	7,289	7,486	14,813	15,088
Selling, general and administrative expenses	3,296	2,556	5,867	5,029
Depreciation and amortization	2,053	1,908	4,075	3,825
Total operating expenses	12,638	11,950	24,755	23,942

Income from operations	2,830	3,708	6,135	7,471

Other income (expense)
Interest expense	(987)	(1,362)	(2,168)	(2,729)
Other income	99	4	806	599
Total other expense	(888)	(1,358)	(1,362)	(2,130)

Income before income tax expense	1,942	2,350	4,773	5,341
Income tax expense	(511)	(634)	(1,124)	(1,344)
Net income	$1,431	$1,716	$3,649	$3,997

Weighted average number of common shares outstanding:
Basic	3,421,794	3,410,936	3,421,794	3,410,936
Diluted	3,441,022	3,431,229	3,441,022	3,431,229

Basic net income per common share	$0.42	$0.50	$1.07	$1.17

Diluted net income per common share	$0.42	$0.50	$1.06	$1.16

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$3,649	$3,997
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	3,941	3,667
Amortization	134	158
Amortization of loan costs	255	230
Non-cash lease amortization	208	93
Provision for uncollectible accounts receivable	122	80
Stock-based compensation	104	114
Gain on the sale of property	(211)	-
Changes in operating assets and liabilities
Accounts receivable	(245)	(86)
Materials and supplies	138	(691)
Prepaid expenses and other assets	904	(397)
Accounts payable and accrued expenses	1,397	620
Advance billings and payments	(119)	(191)
Other liabilities	(230)	(96)
Net cash from operating activities	10,047	7,498

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(5,498)	(4,437)
Proceeds from the sale of property	234	-
Net cash used in investing activities	(5,264)	(4,437)

Cash flows used in financing activities:
Loan origination costs	(213)	(10)
Principal repayment of long-term notes payable	(2,175)	(2,175)
Interest rate cap	-	4
Tax withholdings paid on behalf of employees for restricted stock units	(20)	(183)
Proceeds from PPP loan	2,975	-
Net cash from (used) in financing activities	567	(2,364)

Net increase in cash and cash equivalents	5,350	697
Cash and cash equivalents, beginning of period	3,113	4,657

Cash and cash equivalents, end of period	$8,463	$5,354

Supplemental disclosures of cash flow information:
Interest paid	$1,914	$2,487

Income taxes paid	$3	$1,189

CONSOLIDATED EBITDA – Consolidated EBITDA is defined as consolidated net income plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facility. The lenders under the Company’s credit facility utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Reconciliation of Consolidated EBITDA to Net Income						Twelve Months

		Three Months Ended June 30,		Six Months Ended June 30,		Ended June 30,
		2020	2019	2020	2019	2020
Net income		$1,431	$1,716	$3,649	$3,997	$7,447
Add:	Depreciation	1,986	1,829	3,941	3,667	7,618
	Interest expense less interest income	855	1,245	1,903	2,493	4,213
	Interest expense - amortized loan cost	127	113	255	230	477
	Income tax expense	511	634	1,124	1,344	2,173
	Amortization - intangibles	67	79	134	158	275
	Loan fees	19	17	36	35	71
	Stock-based compensation (senior management)	52	43	104	114	244
Consolidated EBITDA		$5,048	$5,676	$11,146	$12,038	$22,518

LEVERAGE RATIO – The Company uses the ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months as an operational performance measurement of Otelco’s leverage. Such ratio is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. The Company reports such ratio to allow current and potential investors to understand this performance metric. The Company also believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhances understanding of the Company’s financial performance and highlights operational trends. However, such ratio should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of such ratio may not be comparable to similarly titled ratios used by other companies. The table below provides the calculation of such ratio as of June 30, 2020. In addition, its credit agreement measures the ratio of debt to Consolidated EBITDA for the last twelve months as a covenant under the agreement.

Ratio of Debt, Net of Cash, to Consolidated EBITDA
as of June 30, 2020
($000)

Notes payable	$66,968
Debt issuance costs	1,070
Notes outstanding	$68,038

Less cash	(8,463)
Notes outstanding, net of cash	$59,575

Consolidated EBITDA for the last twelve months	$22,518

Total leverage ratio, net of cash	2.65

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis.Garner@Otelco.com